EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

Amendment No. 1

This Amendment No. 1 (“Amendment”), dated as of June 17, 2011, amends the vesting provisions of that certain Restricted Stock Agreement, dated January 31, 2011 (the “RS Agreement”), by and between Umpqua Holdings Corporation (the “Company”) and Raymond P. Davis (“Recipient”), pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”).  Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings as defined in the RS Agreement.

WHEREAS, the RS Agreement awards the Recipient 35,000  shares of the Company’s common stock subject to the terms of the RS Agreement, including time-based vesting conditions, and the Plan; and

WHEREAS, the Committee, with the full support of the Recipient, desires to modify the RS Agreement in respect of all 35,000  shares to amend the vesting schedule to link the vesting conditions to the Company’s total shareholder return;

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties hereby agree as follows:

1.          The Vesting Schedule attached to the RS Agreement is hereby replaced in its entirety with the following:

RESTRICTED STOCK AGREEMENT

Schedule A – Vesting Schedule

Grant Shares Awarded under the Restricted Stock Agreement to which this Schedule A is attached shall vest in accordance with the following conditions.  Grant Shares that have not yet vested in accordance with the vesting schedule set forth herein, are referred to in the Restricted Stock Agreement as “Unvested Shares.”

Performance-Based and Accelerated Vesting.  Under the Restricted Stock Agreement to which this Vesting Schedule is attached, Grant Shares shall vest only in accordance with the following provisions:

A.         For the purposes of this Vesting Schedule, the terms below have the following meanings:

“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”).

“Initial Closing Price” means, in the case of the Company $10.97, and in the case of the KRXTR $70.51 (using the symbol “KRXTR”).

“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.

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“Retirement” means termination of employment after becoming eligible for retirement by reaching age 62 and having 5 years of continuous service.

“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.

“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period.

TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance.

Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.

“TSR Period” means the three-year period ending on January 31, 2014.

B.         The vesting of Grant Shares shall be conditioned upon the satisfaction of a performance vesting requirement based on TSR Performance.  Unless earlier vested in accordance with Sections C and D of this Vesting Schedule, Grant Shares shall become vested, provided Recipient is employed by the Company at the end of the TSR Period and upon the written certification by the Committee, or its delegate, of the achievement of the performance goal of TSR Performance, in accordance with the applicable Vesting Percentage specified for TSR Performance in the following schedule:

TSR Performance	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	**
100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%

**   When TSR Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable vesting percentage.  For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.

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C.         Notwithstanding Section B of this Vesting Schedule, upon the consummation of a Change of Control Transaction, as such term is defined in the Plan, all of the Grant Shares that remain unvested shall become vested.

D.         Notwithstanding Section B of this Vesting Schedule, upon Retirement by the Recipient, death or Disability of the Recipient, or a termination of employment by the Recipient for “good reason” (as defined in the Recipient’s Employment Agreement with the Company) prior to the end of the TSR Period, a percentage of the unvested Grant Shares, rounded to the nearest whole share, shall vest as of the date of such termination and become exercisable, with such percentage equal to the number of months of service by the Recipient during the TSR Period divided by 36.

Notwithstanding the foregoing: (i) no additional Grant Shares will vest after the occurrence of any Repurchase Event; and (ii) the number of Grant Shares vesting above shall automatically be adjusted as appropriate to reflect any stock dividend, stock-split, combination of shares or other similar event as referred to in Section 10.1 of the Plan.

2.         The Vesting Schedule is amended to remove the following language from the paragraph starting with “Notwithstanding the foregoing”:

“(ii) no additional Grant Shares will vest while the Grantee is on leave; (iii) any vesting dates referred to above shall automatically be extended by the duration of any leave of absence that is without pay.”

3.          The RS Agreement is amended to provide that the Restricted Stock Grant is subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as may be adopted by the Company’s Board of Directors or the Committee from time to time, which policy may include any requirement to reimburse the Company for all or any portion of any award, terminate any outstanding, unexpired or unpaid award, rescind delivery pursuant to an award or recapture any shares (whether restricted or unrestricted) or proceeds from the sale of shares issued pursuant to an award.

4.          The parties agree that, except as specifically amended hereby, all provisions of the RS Agreement remain in full force and effect.

5.          Recipient acknowledges that he or she has reviewed the Plan, the RS Agreement and this Amendment in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Amendment and fully understands all provisions of the Plan, the RS Agreement and this Amendment.

RECIPIENT:

COMPANY:

UMPQUA HOLDINGS CORPORATION

By:

Name:   Peggy Y. Fowler

Title:     Board of Directors, Compensation Committee Chair

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